EXHIBIT 99.1

   Interactive Business Technology Solutions

FOR IMMEDIATE RELEASE

Bridgeline Software Reports Financial
Results for the Third Quarter of Fiscal 2009

Q309 year over year net income grows 166%, customer
base grows 29%, and recurring revenue grows 19%

Woburn, MA, August 11, 2009 - Bridgeline Software, Inc. (NASDAQ: BLSW), a developer of SaaS-based web application management software and award-winning interactive business technology solutions, today announced results for its third fiscal quarter and record results for the nine months ended June 30, 2009.

Highlights from the third quarter of fiscal 2009 include:

•
Revenue of $6,004,000 for the quarter ended June 30, 2009, representing a 5% increase over revenue of $5,700,000 for the same quarter one year ago.   Recurring revenue grew by 19% in Q309 when compared to Q308.

•
Customer base increased to 693 customers, a 29% increase from 539 customers a year ago. Approximately 456 of the Company’s customers, or 66%, pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.

•
Net income for the quarter ended June 30, 2009 was $178,000, representing a 166% increase over net income of $67,000 for the same quarter one year ago.  This represents net income of $0.02 per diluted share versus net income of $0.01 per diluted share a year ago.

•
EBITDA (earnings before interest, taxes, depreciation, and amortization) before stock compensation was $768,000 for the quarter ended June 30, 2009 compared with EBITDA of $584,000 for the same three month period one year earlier, representing a 32% increase. This represents $0.07 per diluted share of EBITDA, consistent with $0.06 per diluted share of EBITDA a year ago.

•	Balance sheet remains strong with a current ratio of 1.6 to 1. At June 30, 2009 Bridgeline Software had over $24.5 million in total assets and $5 million in total liabilities.

Highlights from the first nine months of fiscal 2009 include:

•	Revenue for the nine months ended June 30, 2009 was $18,576,000, representing a 21% increase over revenue of $15,301,000 for the same period in 2008.

•	Net income for the nine months ended June 30, 2009 increased 160% to $561,000, as compared to $216,000 of net income from the same period one year earlier. This represents net income of $0.05 per diluted share compared with net income of $0.02 per diluted share a year ago.

•	Cash generated from operations was $2,018,000 for the nine months ended June 30, 2009 compared to cash used in operations of ($497,000) for the same period a year ago.

•
EBITDA before stock compensation for the nine month period ending June 30, 2009 was $2,232,000, as compared with EBITDA of $1,417,000 for the same period one year ago, representing a 58% increase. This represents $0.20 per diluted share of EBITDA, compared to $0.15 per diluted share of EBITDA a year ago.

“Despite the severe economic challenges that have faced our nation over the past 18 months, we are very pleased with our continued growth and progress,” stated Thomas Massie, Chairman and Chief Executive Officer of Bridgeline Software.

Results of Operations for the thee-months ended June 30, 2009

Bridgeline Software recorded revenue of $6 million for the quarter ended June 30, 2009, an increase of $300 thousand or 5% compared to the same period of the prior year. Bridgeline Software posted operating income for the quarter ended June 30, 2009 of $189,000 compared to operating income of $40,000 for the same quarter of the prior year. Bridgeline Software posted net income for the quarter ended June 30, 2009 of $178,000 or $0.02 per diluted share versus net income of $67,000 or $0.01 per diluted share for the same quarter in fiscal 2008.

Results of Operations for the nine-months ended June 30, 2009

Bridgeline Software recorded revenue of $18.6 million for the nine months ended June 30, 2009, an increase of $3.3 million, or 21% compared to the same period of the prior year.  The Company posted operating income for the nine months ended June 30, 2009 of $627,000 compared to $165,000 for the same period of the prior year.  The Company posted net income for the nine months ended June 30, 2009 of $561,000 or $0.05 per diluted share versus $216,000 or $0.02 per diluted share in the same period of the previous year.

Recurring Revenue Trends

On an annualized basis, recurring revenue for the quarter ended June 30, 2009 was $3.3 million compared to annualized recurring revenue for the same period of the prior year of $2.7 million, representing an increase of 19%. Annualized figures are derived by multiplying the actual results for the quarter by four.

Recurring revenue is revenue from customers who pay Bridgeline Software a monthly subscription fee or a monthly managed service fee.  Of Bridgeline Software’s 693 customers as of June 30, 2009, 456 or 66% pay a monthly subscription fee or a monthly managed service fee. Bridgeline Software’s retention rate of such clients during the quarter ended June 30, 2009 was 91%.

	Q309	Q308
Annualized Recurring Revenue	$3,257	$2,738
Year over Year Growth %	19%
Retention Rate	91%

Bridgeline Software, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data-unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenue	$6,004	$5,700	$18,576	$15,301
Cost of revenue	2,703	2,631	8,283	7,112
Gross profit	3,301	3,069	10,293	8,189
Operating expenses:
Sales & marketing	1,478	1,658	4,736	4,397
General & administrative	979	993	3,048	2,517
Research & development	336	108	971	406
Depreciation & amortization	319	270	911	704
Total operating expenses	3,112	3,029	9,666	8,024
Income from operations	189	40	627	165
Interest and other income (expense)	—	27	(35)	51
Income before income taxes	189	67	592	216
Income taxes	11	—	31	—
Net income	$178	$67	$561	$216

Net income per share:
Basic	$0.02	$0.01	$0.05	$0.02
Diluted	$0.02	$0.01	$0.05	$0.02

Number of weighted average shares:
Basic	11,109,256	9,489,159	10,960,777	9,139,356
Basic and diluted	11,160,082	9,589,777	11,009,264	9,261,419

EBITDA results (Note 1)

Add:
Interest and tax expense	$11	$(1)	$66	$37
Depreciation and amortization	398	365	1,142	824
Stock-based compensation	181	153	463	340

EBITDA before stock compensation and other non-recurring charges	$768	$584	$2,232	$1,417
EBITDA per diluted share	$0.07	$0.06	$0.20	$0.15

Note 1: EBITDA (earnings before interest, taxes, depreciation and amortization) before stock compensation and other non-recurring charges, including impairment charges (“EBITDA”) is a Non-GAAP Financial Measure. We use EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We present EBITDA before stock compensation and other non-recurring charges because we consider it an important supplemental measure of our performance by adjusting net income or loss primarily for the non-cash charges and other non-recurring charges. Because the use of EBITDA before stock compensation and other non-recurring charges facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business. In addition, we believe this measure provides the investor with an accurate measure of our ability to meet our future cash flow requirements.

Bridgeline Software, Inc.
 Condensed Consolidated Balance Sheets
(in thousands, except share and per share data- unaudited)

ASSETS
	June 30, 2009	September 30, 2008
Current assets:
Cash and cash equivalents	$2,833	$1,911
Accounts receivable, net	4,073	5,662
Prepaid expenses and other current assets	255	467
Total current assets	7,161	8,040
Equipment and improvements, net	1,594	1,763
Definite-lived intangible assets, net	1,632	2,980
Goodwill	13,491	10,725
Other assets	653	751
Total assets	$24,531	$24,259

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$722	$1,770
Accrued liabilities	1,420	1,529
Line of credit	1,250	1,000
Capital lease obligations, current	80	105
Deferred revenue	924	1,176
Total current liabilities	4,396	5,580
Capital lease obligations, less current portion	79	139
Other long term liabilities	488	350
Total liabilities	4,963	6,069

Commitments and contingencies

Shareholders’ equity:
Preferred stock — $0.001 par value; 1,000,000 shares Authorized; none issued and outstanding	—	—
Common stock — $0.001 par value; 20,000,000 shares authorized: 11,132,827 and 10,665,533 shares issued and outstanding, respectively	11	11
Additional paid-in capital	35,478	34,647
Accumulated deficit	(15,808)	(16,369)
Accumulated other comprehensive income	(113)	(99)
Total shareholders’ equity	19,568	18,190
Total liabilities and shareholders’ equity	$24,531	$24,259

Bridgeline Software, Inc.
Consolidated Statements of Cash Flows
(in thousands- unaudited)

	Nine months ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$561	$216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	604	395
Amortization of intangible assets	538	429
Stock-based compensation	463	340
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable and unbilled receivables	1,167	(525)
Other assets	148	(724)
Accounts payable and accrued liabilities	(1,349)	(6)
Deferred revenue	(252)	(630)
Other liabilities	138	8
Total adjustments	1,457	(713)
Net cash provided by (used in) operating activities	2,018	(497)
Cash flows from investing activities:
Equipment and other asset expenditures	(405)	(618)
Acquisitions, net of cash acquired	—	(924)
Contingent acquisition payments	(846)	(731)
Net cash used in investing activities	(1,251)	(2,273)
Cash flows from financing activities:
Proceeds from bank line of credit	3,250	—
Principal payments on bank line of credit	(3,000)	—
Principal payments on capital leases	(85)	(172)
Net cash used in financing activities	165	(172)
Net increase (decrease) in cash and cash equivalents	932	(2,942)
Effect of exchange rate on cash	(10)	(3)
Cash and cash equivalents at beginning of the period	1,911	5,219
Cash and cash equivalents at end of the period	$2,833	$2,274

Supplemental cash flow information:
Cash paid for:
Interest	$42	$47
Income taxes	$13	$—

Non-cash activities:
Issuance of common stock for acquisitions	$—	$1,772
Issuance of common stock for contingent acquisition payments	$368	$133
Purchase of equipment through capital leases	$—	$70
Equipment and other assets included in accounts payable	$34	$88
Accrued contingent consideration	$470	$350

About Bridgeline Software, Inc

Bridgeline Software is a developer of web application management software and award-winning interactive business technology solutions that help organizations optimize business processes. The iAPPS Product Suite is an innovative SaaS solution that unifies Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.

Combined with award-winning interactive technology services by Microsoft Gold Certified development teams, Bridgeline Software helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline Software’s teams of developers specialize in web application development, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Software is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Denver, New York, Washington, D.C., and Bangalore, India. Bridgeline Software currently has over 600 customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: Healthcore, The Bank of New York Mellon, Marriott International, Berkshire Life, PODS, Honeywell, Budget Rental Car, Washington Redskins, Sun Chemical, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., National Insurance Crime Bureau, the American Academy of Pediatrics, and the Georgia Lottery.  To learn more about Bridgeline Software, please visit www.bridgelinesw.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “aims,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” ”ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including the risks described in our Annual Report on Form 10-KSB as well as our other filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

Contact:

Bridgeline Software, Inc.

Ronald M. Levenson
Executive Vice President &
Chief Financial Officer

781-497-3015
rlevenson@bridgelinesw.com